EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Rand Logistics, Inc.

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 (File No. 333-117051) of Rand Logistics, Inc. of our report dated March 3, 2006, included in the Annual Report on Form 10-KSB of Rand Logistics, Inc. for the year ended December 31, 2005 and in the Current Report on Form 8-K filed March 9, 2006. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 16, 2006